UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 29, 2026
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC
8.00% Notes due 2028	NEWTI	Nasdaq Global Market LLC
8.50% Notes due 2029	NEWTG	Nasdaq Global Market LLC
8.625% Notes due 2029	NEWTH	Nasdaq Global Market LLC
Depositary Shares, each representing a 1/40th interest in a share of 8.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B	NEWTP	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2026, the Board of Directors (the “Board”) of NewtekOne, Inc. (the “Company”) increased the number of directors constituting the entire Board from seven to eight, and elected Thomas Cestare to serve as a Class I director of the Company, which term will expire at the Company’s Annual Meeting of Shareholders in 2027, and to hold such position until his successor is elected and shall qualify.

Mr. Cestare currently serves on the board of directors of the Company’s subsidiary Newtek Bank, N.A., is a partner and chief operating officer of Patriot Financial Partners (“Patriot”) and has over 35 years of experience in banking. Previously, Mr. Cestare served as the executive vice president and chief financial officer at Beneficial Bancorp from 2010-2020, and was responsible for, among other things, corporate finance and accounting, risk management, investor relations and corporate planning, budgeting and forecasting. Prior to joining Beneficial, Mr. Cestare was the executive vice president and chief accounting officer of Sovereign Bancorp, Inc. Prior to joining Sovereign in 2005, Mr. Cestare was a Partner with the public accounting firm of KPMG LLP focusing on banks and other financial service companies. Mr. Cestare has served on the boards of many civic and professional organizations during his career including the Police Athletic League and the Preservation Alliance of Philadelphia. Mr. Cestare received his B.S. degree in Accounting from the University of Delaware.

There is no arrangement or understanding between Mr. Cestare and any other person pursuant to which Mr. Cestare was selected as a director. As noted above, Mr. Cestare is a partner and chief operating officer of Patriot. As previously disclosed, on September 16, 2025, the Company entered into a Securities Purchase and Exchange Agreement (the “Purchase and Exchange Agreement”) with Patriot. Pursuant to the Purchase and Exchange Agreement, Patriot and the Company agreed to exchange all of the 20,000 outstanding shares of the Company’s Series A Convertible Preferred Stock originally issued to Patriot and $10 million in cash for 2,307,692 shares of the Company’s common stock (the “Patriot Exchange Transaction”). Given Mr. Cestare’s affiliation with Patriot, the Patriot Exchange Transaction may be considered a related party transaction under Item 404(a) of Regulation S-K. For more information on the Patriot Exchange Transaction, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 17, 2025.

Mr. Cestare will receive director fees consistent with the director compensation arrangements described in the Company’s definitive proxy statement filed with the SEC on April 24, 2025. In addition, Mr. Cestare has been appointed to serve on the Audit Committee of the Board.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: January 29, 2026	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board